EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of The Oncology Institute, Inc. on Form S-8 of our report dated May 21, 2021, except for the effects of the restatement and subsequent event disclosed in Note 2 and Note 12, respectively, as to which the date is December 13, 2021, relating to the financial statements of DFP Healthcare Acquisitions Corp., appearing in the entity’s Annual Report on Form 10-K/A for the year ended December 31, 2020 and for the period from November 1, 2019 (inception) through December 31, 2019.

/s/ WithumSmith+Brown, PC

New York, New York
February 22, 2022